Exhibit 99.1

CNS Pharmaceuticals Reports First Quarter 2024 Financial Results

Enrollment completed in potentially pivotal GBM study evaluating Berubicin; Topline data expected in first half of 2025

Company committed to addressing the most aggressive type of brain cancer with an average survival of only 14 to 16 months after diagnosis and no cure

HOUSTON, TX (May 16, 2024) – CNS Pharmaceuticals, Inc. (NASDAQ: CNSP) ("CNS" or the "Company"), a biopharmaceutical company specializing in the development of novel treatments for primary and metastatic cancers in the brain and central nervous system, today reported its financial results for the first quarter 2024 ended March 31, 2024.

"With topline results in our ongoing, fully enrolled Berubicin trial for GBM expected in the first half of next year, we continue to plan for success. Our commitment to our dual mission to bring meaningful treatment options to GBM patients as well as value to all stakeholders remains unwavering," commented John Climaco, Chief Executive Officer of CNS Pharmaceuticals.

Clinical Development Progress

The trial design of the Company’s potentially pivotal trial of Berubicin included a pre-planned, non-binding interim futility analysis. The Company reached the criteria required by the study protocol to conduct this interim futility analysis, which an independent DSMB is responsible for conducting. The DSMB's charter mandated that they review the primary endpoint, Overall Survival, as well as secondary endpoints and safety data to determine whether the efficacy data for the risk-benefit profile warrants modification or discontinuation of the study. On December 18, 2023, the Company released the DSMB's recommendation which was to continue the study without modification. Management remains blinded to the data underlying the recommendation of the DSMB.

The Company expects to report topline data from its study of Berubicin in the first half of 2025, although it is impossible to accurately predict how long patients on the study may survive, which could impact the timing of the release of topline data.

The FDA has granted CNS Pharmaceuticals Fast Track Designation for Berubicin which enables more frequent interactions with the agency for guidance on expediting the development and review process. Additionally, the Company has received Orphan Drug Designation from the FDA, which may provide seven years of marketing exclusivity upon approval of an NDA. For more information about the Berubicin clinical trial, visit clinicaltrials.gov and reference identifier NCT04762069.

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Summary of Financial Results for the First Quarter 2024

The net loss for the three months ended March 31, 2024 was approximately $3.5 million compared to approximately $4.9 million for the comparable period in 2023. The change in net loss is attributable to a decrease in research organization ("CRO") expenses related to continued progress with the Company’s potentially pivotal clinical trial, as well as decreases in legal and professional fees and other expenses.

The Company reported research and development expenses of $2.4 million for the three months ended March 31, 2024 compared to approximately $3.6 million for the comparable period in 2023. The decrease in research and development expenses during the period were mainly attributed to the timing of CRO expenses related to continued progress with the Company’s potentially pivotal clinical trial.

General and administrative expense was approximately $1.1 million for the three months ended March 31, 2024 compared to approximately $1.4 million for the comparable period in 2023. The decrease in general and administrative expense was mainly attributable to decreases of approximately $118,000 in legal and professional expenses, $20,000 in insurance expenses and $58,000 in stock compensation, $39,000 in travel expenses and $29,000 in other general and administrative expenses, which were offset by increases of approximately $19,000 in marketing and advertising expenses.

As of March 31, 2024, the Company had cash of approximately $0.8 million.

About CNS Pharmaceuticals, Inc.

CNS Pharmaceuticals is a clinical-stage pharmaceutical company developing a pipeline of anti-cancer drug candidates for the treatment of primary and metastatic cancers of the brain and central nervous system. The Company's lead drug candidate, Berubicin, is a novel anthracycline and the first anthracycline to appear to cross the blood-brain barrier. Berubicin is currently in development for the treatment of a number of serious brain and CNS oncology indications including glioblastoma multiforme (GBM), an aggressive and incurable form of brain cancer.

For more information, please visit www.CNSPharma.com, and connect with the Company on X, Facebook, and LinkedIn.

Forward-Looking Statements

Some of the statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements include, without limitation, the timing of release of the top line data for the potentially pivotal trial of Berubicin for GBM. These statements relate to future events, future expectations, plans and prospects. Although CNS believes the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. CNS has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including market and other conditions and those discussed under Item 1A. "Risk Factors" in CNS's most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in its Form 10-Q filings and in its other public filings with the SEC. Any forward-looking statements contained in this press release speak only as of its date. CNS undertakes no obligation to update any forward-looking statements contained in this press release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events, except as required by law.

CONTACTS:

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

CNSP@jtcir.com

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